Exhibit 99.1 ***FOR RELEASE ON OCTOBER 1, 2018 AT 4:15 P.M. EASTERN*** FOR: ZIONS BANCORPORATION, N.A. Contact: James Abbott One South Main Street Director of Investor Relations Salt Lake City, Utah Tel: (801) 844‐7637 Harris H. Simmons Chairman/Chief Executive Officer ZIONS BANCORPORATION, N.A. ANNOUNCES SUCCESSFUL COMPLETION OF THE MERGER OF ITS HOLDING COMPANY WITH AND INTO ITS BANK SALT LAKE CITY, October 1, 2018 /PRNewswire/ -- Zions Bancorporation, N.A. (NASDAQ: ZION, “Zions”) announced today that it has successfully completed the merger of its holding company, Zions Bancorporation, with and into the operating banking entity, effective September 30, 2018. The surviving entity, previously known as ZB, N.A., will be known as Zions Bancorporation, National Association (N.A.). The intent to merge the two legal entities was announced in November 2017. Zions will continue to operate with its existing local brand names and management teams in markets throughout the western United States. Chairman and CEO Harris H. Simmons commented, “We are encouraged with the successful completion of this step to make our organization more efficient. The merger will streamline our regulatory framework and eliminate duplicative examinations and other overlapping regulatory requirements. Zions will continue to be subject to robust safety and soundness regulatory oversight from the Office of the Comptroller of the Currency.” As has been previously noted in various filings with the Securities and Exchange Commission (SEC), Zions’ common shares will continue to be traded on NASDAQ with the same ticker symbol. Zions will continue to provide financial reporting to the SEC, consistent with its prior practice. Zions Bancorporation, N.A. is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com. # # # # # # # # # # # # #